Exhibit 99.1

October 27, 2006

Dear Shareholder,

The current interest rate environment and the increasing level of competition throughout our market areas for loans, deposits, and financial service assets continue to make 2006 a challenging year. During the third quarter, our Company posted net earnings of $1.0 million, compared with $834,000 in the second quarter of 2006 and $1.2 million in the third quarter last year. Earnings per share for the third quarter were $0.95 compared with $0.77 last quarter and $1.08 in the same quarter in 2005. While we remain cautiously optimistic, we believe the financial results for the third quarter reflect a net interest margin that has begun to stabilize, given a pause by the Federal Reserve after a series of short-term rate increases, and our focused efforts on controlling non-interest expense levels.

Even with continued pressure on our net interest margin, net interest income increased 3% from the second quarter to $3.6 million for the third quarter of 2006. Net interest income for the first nine months of 2006 decreased 10% compared with the same period last year, reflecting a decline in the net interest margin year over year from 3.46% to 2.97%. As an offset to our declining margins, the loan portfolio continued to grow in a controlled manner as we looked to expand customer relationships within each of our markets. Total loans grew to over $382 million at the end of the third quarter, representing an increase of $9.3 million, or 3%, over the second quarter and $27.3 million, or 8%, over balances outstanding at September 30, 2005.

The emphasis we have placed on growing fee income to become less dependent on net interest income is showing results. During the first nine months of 2006, we have strengthened our fee income generation with an increase of $279,000, or 7%, compared to the first nine months of 2005.

Our entire management group continues to focus on controlling expenses, while making selected investments we believe are both prudent and necessary to grow and strengthen the franchise. As a result, the percentage growth in total non-interest expenses is down from earlier this year and ended the first nine months of 2006 5% higher than the same period in 2005. Non-interest expenses for the third quarter of 2006 were $3.8 million, essentially flat when compared with the same period in 2005 and down nearly 8% from the second quarter of 2006. As a result, the Company's efficiency ratio improved to 70.9% for the three months ended September 30, 2006 compared to 76.3% in the second quarter of 2006 and 66.3% for the same quarter in the prior year.

We look to a strong future and have recently opened our new Rockland branch to accommodate increased traffic, provide improved visibility in the market and allow easier access for customers. The Camden branch is now geared towards developing commercial business with the installation of an ATM, night depository and customer service staff to handle transactions. We encourage you all visit and meet our staff at these locations.

We thank you for your continued support and confidence in the organization.

/s/ Peter A. Blyberg

Peter A. Blyberg
President & Chief Executive Officer

NEWS RELEASE

October 27, 2006

Union Bankshares Reports Third Quarter Earnings

Ellsworth, Maine-Union Bankshares Company, (the "Company") (UNBH.OB) the parent company of Union Trust Company (the "Bank"), today announced net income for the quarter ended September 30, 2006 of $1.0 million or $0.95 per share, representing a decrease of $162,000, or 14%, as compared with net income of $1.2 million or $1.08 per share for the third quarter of 2005.

Net income for the nine months ended September 30, 2006 was $2.7 million, or $2.48 per share, representing a decrease of $970,000, or 26%, when compared to $3.7 million, or $3.30 per share for the same period last year. Annualized return on average equity ("ROE") and return on average assets ("ROA") for the first nine months of the year were 8.96% and .66%, respectively. Annualized ROE and ROA were 11.95% and .95%, respectively, for the same period in 2005.

Net interest income decreased by $1.1 million, or 10%, for the nine months ended September 30, 2006 to $10.9 million. The net interest margin for the nine months ended September 30, 2006 decreased to 2.97% from 3.46% for the nine months ended September 30, 2005. The continued decline in the net interest margin is directly attributable to higher deposit costs and increases in the cost of borrowings, without a corresponding proportional increase in the yields on loans and investments. Yields on interest earning assets for the first nine months of 2006 improved 47 basis points over the same period one year ago; however, the cost of interest bearing liabilities as of September 30, 2006 increased 106 basis points over the same period in 2005. Partially offsetting the decrease in the Company's net interest income was a $31.6 million, or 7%, increase in average earning assets.

Non-interest income for the nine months ended September 30, 2006 totaled $4.5 million, an increase of $279,000, or 7%, compared to the first nine months of 2005. Increases in financial services fees, bankcard fees, income from the cash surrender value of life insurance, service charges and fees on deposit accounts and other income were partially offset by a decline in loan fees. Similarly, for the third quarter of 2006, non-interest income amounted to $1.5 million, an increase of $55,000, or 4%, compared to the third quarter of 2005.

Non-interest expenses increased by 5% for the nine months ended September 30, 2006 compared to the same period in 2005. Salary and employee benefit costs increased $344,000, or 5%, due to increased staffing levels and an increase in employee benefits cost over the same period in 2005. Other expenses increased 10%, primarily due to an increase in advertising and promotional costs in connection with the Bank's new branding efforts. Non-interest expense for the third quarter of 2006 was $3.8 million, an increase of only $12,000 compared to the same period in 2005.

The Company's total assets amounted to $563.9 million at September 30, 2006, an increase of $27.4 million, or 5%, over September 30, 2005. The increase in total assets is primarily attributable to continued growth in the Bank's loan portfolio. Total loans increased $27.3 million, or 8%, from one year ago. The increase was primarily driven by continued growth in the residential and commercial real estate and consumer loan categories. The Company's residential real estate portfolio continued to expand, increasing by $16.7 million, or 8%, from one year ago. Commercial real estate loans also achieved healthy growth with outstanding balances rising by 15%, or $13.7 million. Consumer loans increased by $1.9 million, or 6%, largely due to continued growth in home equity lines of credit.

Total deposits at September 30, 2006 were $335.7 million, an increase of $1.0 million over September 30, 2005. Borrowings from the Federal Home Loan Bank and repurchase agreements increased by $20.3 million, or 13.3%, from the same period last year and were primarily used to fund continued loan growth.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

*	The Company's loan portfolio includes loans with a higher risk of loss.
*	If the Company's allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.
*	Changes in interest rates could adversely affect the Company's results of operations and financial condition.
*	The local economy may affect future growth possibilities.
*	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.
*	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.
*	Competition in the Bank's primary market area may reduce its ability to attract and retain deposits and originate loans.
*

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company's financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

*

The Company's Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company's common stock to decline.

*	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com

Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended September 30,
		2006		2005

Assets
Cash and due from banks		$ 14,055		$ 15,625
Investment securities		140,695		140,438
Loans		382,089		354,801
Less: allowance for loan losses		4,257		4,243
Net loans		377,832		350,558
Premises, furniture and equipment, net		8,406		6,037
Other assets		22,908		23,849

Total assets		$563,896		$536,507

Liabilities
Deposits		$335,650		$334,612
Advances from Federal Home Loan Bank		154,934		132,047
Junior subordinated debt securities		8,248		-
Other borrowed funds		17,886		20,449
Other liabilities		6,631		8,400

Total liabilities		523,349		495,508

Total shareholders' equity		40,547		40,999

Total liabilities and shareholders' equity		$563,896		$536,507

Consolidated Statements of Income (unaudited)
	For 3 Months Ended Sept 30,		For 9 Months Ended Sept 30,
	2006	2005	2006	2005

Interest and dividend income	$7,611	$6,537	$21,853	$18,841
Interest expense	4,002	2,541	10,978	6,822

Net interest income	3,609	3,996	10,875	12,019

Recovery of loan losses	-	-	-	(215)

Net interest income after recovery	3,609	3,996	10,875	12,234

Non-interest income	1,502	1,447	4,538	4,259
Non-interest expense	3,753	3,741	11,868	11,266

Income before income taxes	1,358	1,702	3,545	5,227

Income taxes	326	508	845	1,557

Net income	$1,032	$1,194	$ 2,700	$ 3,670

Return on average equity	10.32%	11.61%	8.96%	11.95%
Return on average assets	0.74%	0.90%	0.66%	0.95%
Efficiency ratio	70.92%	66.30%	74.47%	67.00%
Book value per share, period end			$37.56	$37.13
Earnings per share	$0.95	$1.08	$ 2.48	$ 3.30
Dividends per share	$0.40	$0.40	$ 1.20	$ 1.20
Weighted average shares	1,082,121	1,105,055	1,088,979	1,112,446